Exhibit 10.11

June 5th, 2009	CONFIDENTIAL MEMO
Mr. Kevin Audrain
Drain Oil Company — C/O Audrain Heating & Cooling
502 W. Broadway St.
Fritch, Texas
Re:	Revised Asset Purchase Offer — Letter of Intent w/ Buyback Clause
Dear Mr. Audrain:
NYTEX Petroleum, Inc. (NYTEX) is pleased to offer to purchase 75% working interest in the assets of Drain Oil Company (Drain) consisting of the Burnett R 47, Burnett U 3 (Hutchinson Co., TX) & McLaughlin leases (Moore Co., TX). The terms and conditions of the offer are as follows:
1.	The list of Drain assets to be purchased are 75% working interest in the leasehold acreage in total & existing production from all the wellbores (producing & non-producing) in:
•	McLaughlin Lease — RRC ID 03771

•	Burnett R 47 Lease — RRC ID 00716

•	Burnett U 3 Lease — RRC ID 32017
2.	NYTEX purchases 75% ownership in all Lease & Well equipment, tank batteries, SWD pumps & equipment — any and all lease and well equipment in these three leases.

3.	At closing, NYTEX wants to be the ‘Operator of Record’ in actively managing the production and project development plans. Drain Oil will assign operations to NYTEX by executing a P-4 change of operatorship form. Drain Oil becomes a 25% non-operating partner with election rights in the development plan — as per the mutually agreed upon details of a Joint Operating Agreement (JOA).

4.	NYTEX and Drain Oil will partner in a joint production enhancement & development program. The plan is for small investment in basic downhole and surface equipment enhancements to increase daily production. The overall development plan is to consist of a plan of up to 14 refracs and 8 new drills, up to RRC lease density, and development will be based on overall oilwell response to refracs and new completions.
•	A two-well Refrac program is the initial development plan to gauge oilwell response and optimize frac treatments — with no more than one refrac per month for an 8-well initial refrac package.
5.	At closing NYTEX will pay a cash payment Drain Oil of $700,000.

6.	Upon signing this Letter of Intent — NYTEX will pay a $35,000 cash payment as earnest money to Drain Oil which counts toward the $700,000 total purchase price. If for some reason during the due diligence process an incurable title defect is discovered — Drain Oil will return earnest money to NYTEX.

7.	BUYBACK CLAUSE — For a 15 day period after initial production of the first two program wells (Refracs), Drain oil has the option to buyback their working interest from NYTEX at the $700,000 price (plus NYTEX’s cash outlays for the refracs themselves) if the following criteria are not met:
•	At least 8 BOE per day, per well — determined either by portable well tester or by average daily production over the 15 day period (after flowback — first oil cut).

•	If 8 BOE per day criteria are not met by the first two wells — Drain has the option of allowing additional program refrac wells to meet the 8 BOE criteria target.

•	If production is > 0 BOE per day & less than the 8 BOE per day criteria and Drain decides to exercise his buyback clause — Drain can use the revenue from the incremental production to pay back NYTEX’s frac cost outlays.

•	After the 15 day Buyback Clause period — property sale at the terms outlined herein is consummated and are considered final.
8.	Upon mutual agreement and execution by both parties of this Asset Purchase Offer, NYTEX will begin a due diligence period during which Drain Oil will make available its books, records, title opinions & leases available to NYTEX at mutually agreeable times and locations.

9.	During the due diligence period, a mutually agreeable Purchase and Sale Agreement will be prepared for execution on the closing date of July 31st 2009.

NYTEX plans to work out a mutually agreeable plan where Drain Oil is contracted for certain administrative services such as invoicing, production reporting, RRC filing reporting and permitting. Contract period will be at least 120 days during the initial ‘transition’ period, and can be extended to a longer term as agreed upon by both parties
If the terms and conditions of this Asset Purchase Offer are acceptable to you, please so indicate by signing in the space provided below.

Respectfully submitted,
/s/ Jason Lacewell
NYTEX Petroleum, Inc.	6/8/09
Jason Lacewell Vice-President of E&P

AGREED TO AND ACCEPTED BY:	/s/ Kevin Audrain
Kevin Audrain, Owner, Drain Oil Company
Date: June 8, 2009